                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN CONSENT STATEMENT

                            SCHEDULE 14A INFORMATION

 CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

         /X/      Preliminary Consent Statement

         / /      Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))

         / /      Definitive Consent Statement

         / /      Definitive Additional Materials

         / /      Soliciting Material Under Rule 14a-12

                               BAIRNCO CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             STEEL PARTNERS, L.L.C.
                              BZ ACQUISITION CORP.
                             WARREN G. LICHTENSTEIN
                               HUGH F. CULVERHOUSE
                                 JOHN J. QUICKE
                                 ANTHONY BERGAMO
                                HOWARD M. LEITNER
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   (Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         /X/      No fee required.

         / /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other  underlying  value of transaction  computed pursuant to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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         / / Fee paid previously with preliminary materials:

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         / / Check box if any part of the fee is offset as  provided by Exchange
Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (6) Amount previously paid:

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         (7) Form, Schedule or Registration Statement No.:

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         (8) Filing Party:

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         (9) Date Filed:

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                             DATED DECEMBER 29, 2006

                             STEEL PARTNERS II, L.P.
                         590 Madison Avenue, 32nd Floor
                            New York, New York 10022

                                                                     _____, 2007

To the Stockholders of Bairnco Corporation:

         On June  22,  2006,  BZ  Acquisition  Corp.  ("BZA"),  a  wholly  owned subsidiary of Steel Partners II, L.P. ("Steel Partners II" or "we"), commenced a tender offer to purchase all the issued and outstanding  shares of common stock, par value $0.01 per share (the "Shares"),  of Bairnco Corporation  ("Bairnco" or the "Company"),  for $12.00 net per Share in cash, upon the terms and subject to the  conditions  set forth in the offer to  purchase,  dated June 22,  2006,  as subsequently  amended (together with any amendments or supplements  thereto, the
"Offer to Purchase") and in the related letter of transmittal  (which,  together with the Offer to Purchase, collectively constitute the "Offer"). The purpose of the Offer is for us to acquire  control of, and the entire  equity  interest in,
Bairnco. We currently intend, as soon as practicable  following  consummation of the Offer, to seek to have Bairnco consummate a merger or other similar business combination  with BZA or another  affiliate of Steel  Partners II (the "Proposed
Merger").

         We are sending you the attached Consent  Statement and the accompanying
GOLD consent card because we are soliciting  consents from Bairnco  stockholders to remove without cause each current member of Bairnco's Board of Directors (the
"Bairnco  Board") and replace them with our five  nominees,  and to take certain other actions described in the attached Consent Statement.  The Bairnco Board is currently comprised of a single class of five members.  Each of our nominees, if elected,  would  serve in a single  class and would hold  office  until the next annual  meeting of  stockholders  and until  such  person's  successor  has been elected or until such person's death, resignation, retirement or removal.

         We are seeking your support for the removal of each current director of
Bairnco and the election of our five nominees,  Warren G. Lichtenstein,  Hugh F.
Culverhouse,  John J. Quicke, Anthony Bergamo and Howard M. Leitner,  because we believe that the current directors of Bairnco are not acting,  and will not act, in your best interests with respect to the Offer. Specifically, despite the fact that the $12.00 per Share cash price proposed to be paid in the Offer represents a premium of 21% to the last  reported  sales price per Share on June 15,  2006, the day we  informed  Bairnco of our  proposal  to acquire  all the  outstanding
Shares,  the Bairnco Board  rejected the Offer as  inadequate.  Since that time, despite having hired an investment bank to serve as its financial  adviser,  the
Bairnco Board has not identified any other strategic alternatives.  In addition, the  Bairnco  Board has  refused  to take the steps  necessary  to permit  Steel
Partners II to consummate the Offer and to allow the stockholders to receive the consideration to be paid pursuant to the Offer,  including opting out of Section
203 of the  Delaware  General  Corporation  Law (the "DGCL") and  redeeming  the
"poison pill" rights plan that Bairnco  implemented in response to our Offer. If our five nominees are elected,  they will,  subject to their  fiduciary  duties, remove the obstacles to the consummation of the Offer,  including  redeeming the

Company's  "poison  pill" rights plan and opting out of Section 203 of the DGCL.
This would allow the  Company's  stockholders  to have the ability to decide for themselves  whether they want to accept the Offer,  the  Proposed  Merger or any other  third-party  acquisition  proposal.  Due to Mr.  Lichtenstein's  and  Mr.
Quicke's  affiliation with BZA and Steel Partners II, they may be deemed to have an interest in any transaction between the Company and BZA or other affiliate of
Steel  Partners II.  Accordingly,  if our five  nominees  are  elected,  Messrs.
Lichtenstein  and Quicke would abstain from any vote of the directors to approve such transaction.

         WE URGE YOU TO  CAREFULLY  CONSIDER  THE  INFORMATION  CONTAINED IN THE
ATTACHED CONSENT  STATEMENT AND THEN SUPPORT OUR EFFORTS BY SIGNING,  DATING AND
RETURNING THE ENCLOSED GOLD CONSENT CARD TODAY. THE ATTACHED  CONSENT  STATEMENT
AND THE ENCLOSED GOLD CONSENT CARD ARE FIRST BEING FURNISHED TO THE STOCKHOLDERS
ON OR ABOUT _______, 2007.

         WE URGE YOU NOT TO SIGN ANY REVOCATION OF CONSENT CARD THAT MAY BE SENT
TO YOU BY  BAIRNCO.  IF YOU HAVE DONE SO,  YOU MAY  REVOKE  THAT  REVOCATION  OF
CONSENT BY  DELIVERING A LATER DATED GOLD CONSENT CARD TO STEEL  PARTNERS II, IN
CARE OF MACKENZIE PARTNERS, INC., WHICH IS ASSISTING US, AT THEIR ADDRESS LISTED
ON THE FOLLOWING PAGE, OR TO THE PRINCIPAL EXECUTIVE OFFICES OF BAIRNCO.

         IF YOU HAVE ANY  QUESTIONS  OR REQUIRE ANY  ASSISTANCE  WITH YOUR VOTE,
PLEASE CONTACT  MACKENZIE  PARTNERS,  INC. AT THEIR ADDRESS AND TOLL-FREE NUMBER
LISTED ON THE FOLLOWING PAGE.

                                                     Thank you for your support,

                                                     /s/ Warren G. Lichtenstein
                                                     ---------------------------
                                                     Warren G. Lichtenstein
                                                     Steel Partners II, L.P.

                                      -2-

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          IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR
       GOLD CONSENT CARD, OR NEED ADDITIONAL COPIES OF STEEL PARTNERS II'S
                   CONSENT SOLICITATION MATERIALS, PLEASE CALL
           MACKENZIE PARTNERS, INC. AT THE PHONE NUMBERS LISTED BELOW.

                                   MacKenzie
                                 Partners, Inc.

                               105 Madison Avenue
                               New York, NY 10016
                          bairnco@mackenziepartners.com

                          (212) 929-5500 (Call Collect)
                                       or
                            TOLL-FREE (800) 322-2885
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                               BAIRNCO CORPORATION
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                         CONSENT SOLICITATION STATEMENT

                                       OF

                             STEEL PARTNERS II, L.P.
                             STEEL PARTNERS, L.L.C.
                              BZ ACQUISITION CORP.
                             WARREN G. LICHTENSTEIN
                               HUGH F. CULVERHOUSE
                                 JOHN J. QUICKE
                                 ANTHONY BERGAMO
                                HOWARD M. LEITNER
--------------------------------------------------------------------------------

         This Consent  Statement  and GOLD  consent card are  furnished by Steel
Partners II, L.P.  ("Steel  Partners II"), a Delaware  limited  partnership,  in connection with its  solicitation  of written  consents from you, the holders of shares of common  stock,  par value  $.01 per share (the  "Shares"),  of Bairnco
Corporation,  a Delaware corporation  ("Bairnco" or the "Company"),  to take the
following  actions  (the  "Proposals")  without  a  stockholders'   meeting,  as
authorized by the Delaware General Corporation Law (the "DGCL"):

         Proposal 1 - Remove each member of Bairnco's  Board of  Directors  (the
"Bairnco  Board")  and any  person  (other  than those  elected by this  consent solicitation)  elected or  appointed to the Bairnco  Board by such  directors to fill any vacancy on the Bairnco Board or any newly-created directorships;

         Proposal 2 - Amend Section 2 of Article III of the Amended and Restated
Bylaws of Bairnco  (the  "Bylaws"),  as set forth on Schedule I to this  Consent
Statement,  to fix the number of directors  serving on the Bairnco Board at five
(5);

         Proposal 3 - Amend Section 2 of Article III of the Bylaws, as set forth on Schedule I to this Consent  Statement,  to provide that any  vacancies on the
Bairnco Board  resulting  from the removal of directors by the  stockholders  of
Bairnco  may not be filled  by the  directors  and  shall  only be filled by the stockholders of Bairnco; and

         Proposal  4 - Elect  the  nominees  of Steel  Partners  II - Warren  G.
Lichtenstein, Hugh F. Culverhouse, John J. Quicke, Anthony Bergamo and Howard M.
Leitner - described in this  Consent  Statement to serve as directors of Bairnco
(or,  if any such  nominee  is unable or  unwilling  to serve as a  director  of
Bairnco,  any other person  designated as a nominee by the remaining  nominee or nominees) (the "Steel Nominees").

         ALL  OF THE  ABOVE  PROPOSALS  ARE  DESIGNED  TO  EXPEDITE  THE  PROMPT
CONSUMMATION OF THE OFFER TO ACQUIRE ALL THE ISSUED AND OUTSTANDING SHARES BY BZ
ACQUISITION CORP. ("BZA"), A WHOLLY OWNED SUBSIDIARY OF STEEL PARTNERS II, WHICH
IS  DESCRIBED  BELOW.  THE  EFFECTIVENESS  OF EACH  OF THE  ABOVE  PROPOSALS  IS
CONDITIONED UPON THE EFFECTIVENESS OF THE OTHER PROPOSALS.

         Steel Partners II, Steel Partners, L.L.C. ("Partners LLC"), BZA and the
Steel  Nominees are members of a group (the "Group")  formed in connection  with
this  consent   solicitation  and  are  deemed   participants  in  this  consent
solicitation.  See "Other  Participant  Information." This Consent Statement and
the  enclosed  GOLD  consent  card are first  being  sent or given to  Bairnco's stockholders on or about _______, 2007.

         Bairnco has set the record date for determining  stockholders  entitled to give their written consent to the Proposals  described  herein as __________,
2007 (the "Record Date").  Stockholders of record as of the close of business on the Record Date will be  entitled to one vote for each Share.  Based on publicly available  information  filed  by  Bairnco  with  the  Securities  and  Exchange
Commission (the  "Commission"),  as of the Record Date there were _______ Shares issued  and  outstanding.  As of the  Record  Date,  Steel  Partners  II was the
beneficial  owner  of  an  aggregate  of  1,110,200  Shares,   which  represents
approximately ___% of the Shares outstanding.  Steel Partners II intends to vote such Shares in favor of the Proposals  described herein. No other participant in this  solicitation  owns any securities of Bairnco.  The mailing  address of the principal executive offices of Bairnco is 300 Primera Boulevard, Suite 432, Lake
Mary, Florida 32746.

THE COMMITTEE URGES YOU TO SIGN, DATE AND RETURN THE GOLD CONSENT CARD IN FAVOR
                       OF THE PROPOSALS DESCRIBED HEREIN.

                                      -2-

                           BACKGROUND TO SOLICITATION

o        Steel  Partners II commenced  investing in the Shares in July 1996.  On
         February  18,  2003,  Steel  Partners II filed a Schedule  13D with the
         Commission  indicating it owned 572,600 Shares as of February 13, 2003, representing  approximately 7.8% of Bairnco's then outstanding  Shares.
         Steel Partners II subsequently  filed amendments to the Schedule 13D on each of September  8, 2004,  September  17, 2004,  October 28, 2004 and
         July 6, 2005  reporting  increases  in Steel  Partners  II's  ownership
         position  to  661,700,   861,700,   940,400   and   1,057,300   Shares,
         respectively.

o        From  time  to  time  after  Bairnco's  announcement  of its  quarterly
         earnings,   representatives  of  Steel  Partners  II  and  the  Company discussed  generally  the  operations  of the Company and its financial performance.  During  one  telephone  call,  representatives  of  Steel
         Partners II spoke with Luke E. Fichthorn III, the Chairman of the Board and Chief Executive Officer of Bairnco, regarding a potential strategic transaction  involving the Company and Steel Partners II (or one of its affiliates).

o        In December 2005,  representatives of Steel Partners II had a telephone conversation with Mr. Fichthorn to discuss Bairnco's 2005 third quarter earnings  release.  The call  included a more  in-depth  discussion  of
         Bairnco's  business and operations,  including  issues at the Company's recently opened Arlon Coated Materials San Antonio facility, as well as suggestions  to maximize  stockholder  value.  During this call,  Steel
         Partners  II's  representatives  requested  to visit some of  Bairnco's facilities.  Steel  Partners II continued to evaluate its investment in
         Bairnco subsequent to this call.

o        On January 9, 2006,  Steel Partners II, which then owned  approximately
         14.9% of the  outstanding  Shares,  sent a letter to the Bairnco  Board requesting the Bairnco Board to (i) adopt a resolution  exempting Steel
         Partners  II from the  limitations  of Section 203 of the DGCL and (ii)
         recommend  a  proposal  for  stockholder  approval  at the next  annual meeting of stockholders to amend the Company's  charter to elect not to be governed by Section  203.  In its letter,  Steel  Partners II wrote,
         "While [Section 203] was intended to limit abusive takeover tactics and encourage  full and fair  offers,  it could also be used as a device by the Board of  Directors  to  insulate  itself  from  accountability  to stockholders.  We  therefore  believe  that if the  Board is now  truly willing to be held  accountable to the stockholders and is committed to maximizing  stockholder  value, it will take all necessary steps to opt out of the  restrictions  of  [Section  203]."  In his  response  dated
         January 31, 2006, Mr. Fichthorn, on behalf of the Bairnco Board, denied
         Steel  Partners II's request,  claiming that the Bairnco Board believed that a waiver of Section  203 was "not in the best  interest of all the stockholders."

o        In  response  to  Steel   Partners  II's  request  in  December   2005,
         representatives   of  Steel  Partners  II  and  Bairnco   arranged  for
         representatives   of  Steel  Partners  II  to  visit  certain   Company
         facilities. In April 2006,  representatives of Steel Partners II toured
         Bairnco's  Arlon  Electronic   Materials  facility  located  in  Rancho
         Cucamonga,  CA and its Arlon Coated Materials facility located in Santa
         Ana, CA.  Following  this visit,  Steel  Partners II conducted  further review of Bairnco's business and financial performance,  and ultimately determined  to pursue the Offer in order to  maximize  the value of the
         Shares.

                                      -3-

o        On June 15,  2006,  Steel  Partners  II sent a letter to Mr.  Fichthorn informing him of Steel  Partners  II's  intention to commence the Offer and  requesting a meeting with Mr.  Fichthorn  and the Bairnco Board to negotiate a definitive merger agreement.  The letter stated that, after the Bairnco  Board had denied Steel  Partners  II's request to take the necessary  steps to opt out of Section 203 of the DGCL,  Steel Partners
         II, having evaluated all of its options, determined that commencing the
         Offer  "would be in the best  interest  of all  shareholders  and would provide  shareholders with immediate liquidity at a significant premium to market."  Steel  Partners II also issued a press release on that day announcing  its  intention to commence the Offer.  The letter and press release  were  preceded by a telephone  call from a  representative  of
         Steel Partners II to Mr. Fichthorn informing him of Steel Partners II's intention to commence the Offer.

o        On June 16,  2006,  Bairnco  issued a press  release  stating  that the
         Bairnco Board would make a recommendation to the Company's stockholders with respect to the Offer in a timely manner.

o        On June 22, 2006, Steel Partners II and BZA commenced the Offer.

o        Also on June 22, 2006,  Bairnco  issued a press release  announcing its adoption of a "poison  pill"  rights plan and its  retention  of Lazard
         Freres & Co. LLC  ("Lazard") as its  financial  adviser and Debevoise &
         Plimpton LLP as its legal counsel in connection with the Offer.

o        On June 26, 2006, Steel Partners II issued a press release stating that it was  "extremely  disappointed  to learn  that the  Bairnco  board of directors has chosen to adopt a 'poison pill' in reaction to our tender offer,  rather  than  respond  to our  request  to  negotiate  a merger agreement." The press release further stated Steel Partners II's belief that  Bairnco's  adoption of a "poison pill" rights plan was not in the best interests of the Company's stockholders.

o        On June 28, 2006,  Bairnco filed a Current  Report on Form 8-K with the
         Commission  announcing  that it had  entered  into  change  in  control agreements  with certain  senior  executives of the Company,  including
         Kenneth  L.  Bayne,  Larry  C.  Maingot,  Larry  D.  Smith,  Daniel  T.
         Holverson, Elmer G. Pruim, Robert M. Carini, Brian E. Turner and Morgan
         Ebin.  The change in  control  agreements  entitle  the  executives  to severance  benefits,  in excess of $2  million,  in cases  where  their employment  with Bairnco is terminated  within 24 months of a change in control of the Company.

o        On July 6, 2006,  Steel Partners II's outside legal counsel  received a letter from Bairnco  setting  forth a list of 19,300 stock  options and
         16,000 shares of restricted stock that the Bairnco Board had granted to various employees of the Company on June 22, 2006.

o        Also on  July  6,  2006,  Bairnco  filed a  solicitation/recommendation statement  with the Commission on Schedule  14D-9  announcing  that the
         Bairnco Board had  determined  that the Offer is inadequate  and not in the best  interests  of the  Company's  stockholders  (other than Steel
         Partners II and its  affiliates)  and  recommended  that the  Company's stockholders  reject  the Offer and not  tender  their  Shares.  In the afternoon on that day, Steel Partners II received a letter from Bairnco attaching the Company's press release relating to the Offer.

                                      -4-

o        On July 11, 2006,  Bairnco filed a Current  Report on Form 8-K with the
         Commission  announcing  that the  Bairnco  Board had amended its Bylaws with respect to provisions relating to stockholders' ability to consent to corporate actions in writing without a meeting.

o        On July  28,  2006,  Bairnco  issued  a press  release  announcing  its intention to explore  possible  strategic  alternatives,  including the possible sale of the Company.

o        On July 31, 2006, a  representative  of Lazard sent to a representative of Steel Partners II a proposed form of confidentiality  agreement that
         Bairnco  was  requiring  Steel  Partners II to sign in order to receive information  concerning the business  operations of the Company.  Steel
         Partners II  determined  that it was not  advisable  for it to sign the confidentiality  agreement at that time, as Bairnco's  provision of any material non-public information to Steel Partners II under the terms of the  confidentiality  agreement  could have precluded Steel Partners II from consummating the Offer.

o        On October 11, 2006, Bairnco issued a press release announcing that the
         Company  had  completed  its  review  of  strategic   alternatives  and
         determined  to continue to  implement  its  strategic  plan.  The press
         release  also   announced  that  Bairnco,   through  its   wholly-owned
         subsidiary, Kasco Corporation, had purchased certain assets and assumed certain  liabilities of Atlanta SharpTech for approximately $14 million
         (subject to purchase price  adjustments),  using  borrowings  under the
         Company's  credit  facility,  which it had  just  expanded.  The  press
         release   further  stated  that  Atlanta   SharpTech's   revenues  were
         approximately $18.5 million for its fiscal year ended June 2006.

o        In  mid-October  2006,  counsel  for Steel  Partners II and counsel for
         Bairnco had  limited  discussions  on the terms of the  confidentiality agreement but did not reach any understanding related thereto.

o        Between October 20 and October 26, 2006,  Warren G.  Lichtenstein,  the
         managing  member of the general  partner of Steel  Partners II, and Mr.
         Fichthorn engaged in several conversations regarding a possible sale of the Company to Steel Partners II and the proposed  purchase price.  Mr.
         Fichthorn  expressed  the  possibility  of the  Company  engaging  in a transaction  with  Steel  Partners  II at $13.50  per Share in cash and orally  disclosed to Mr.  Lichtenstein  that,  for the  Company's  2007 fiscal  year,  the  Company's  operating  income  was  expected  to  be approximately  $15  million  and its EBITDA was  expected  to be in the range of $23-24 million. Mr. Lichtenstein  informed Mr. Fichthorn that, because Steel Partners II had not had the  opportunity to perform a due diligence  investigation  of the  Company and was  concerned  about the
         Company's  ability  to meet  its  projected  financial  results,  Steel
         Partners II would be willing to pay $12.00 per Share in cash plus $1.50 per Share in the form of a contingent promissory note, payment of which would  depend  on  the  Company's  future  financial  performance.  Mr.
         Fichthorn rejected the structuring of the transaction in this manner.

                                      -5-

o        On October 26, 2006, Mr. Lichtenstein  indicated that Steel Partners II would be  willing  to pay  $12.50  per  Share  in cash in a  negotiated
         transaction.   Mr.  Fichthorn  rejected  this  proposal.  During  these
         conversations,  Mr.  Lichtenstein  requested on repeated occasions that
         Mr.  Fichthorn ask the Bairnco  Board to redeem the  Company's  "poison pill"  and opt out of  Section  203 of the DGCL so that  the  Company's stockholders  could have the unfettered  ability to decide whether they wanted to accept Steel Partners II's Offer. Mr. Fichthorn  refused this request.

o        On October 31, 2006, in an effort to reach  agreement on an appropriate valuation for Bairnco, Steel Partners II and the Company entered into a confidentiality  agreement. The confidentiality  agreement provided for the ability of Steel  Partners II to conduct a due diligence  review of the Company over a 30-day period,  which was  subsequently  extended to
         December  15, 2006.  The terms of the  confidentiality  agreement  also enabled  Steel  Partners  II, in the event the  parties  were unable to
         reach  agreement,   to  publicly   disclose  any  material   non-public
         information  provided to it by the Company that was  necessary to allow
         Steel Partners II to consummate the Offer.

o        On November 13, 2006,  Steel Partners II received from Bairnco  certain information requested by Steel Partners II. Thereafter,  during the due diligence  review  period,  Steel  Partners  II  conducted  a review of
         Bairnco's  business and  historical  and projected  financial  results, including discussions with representatives of Bairnco and its financial advisors. Steel Partners II also retained an independent  environmental consultant to review environmental studies of Bairnco's facilities that had been previously  prepared for the Company,  although Steel Partners
         II's  environmental  consultant  was  denied  access  to the  Company's facilities.

o        On November 21, 2006, a representative  of Steel Partners II spoke with representatives  of  Lazard  regarding  the  process  that  Lazard  had undertaken to determine  potential  purchasers'  interests in acquiring
         Bairnco.  During this discussion,  Lazard's  representatives  indicated
         that this process did not produce any offers for the acquisition of the entire Company.

o        On December 6 and December 7, 2006,  representatives  of Steel Partners
         II visited Bairnco's  executive  offices in Lake Mary,  Florida for the primary  purpose  of  determining  the  achievability  of the  guidance
         Bairnco had issued for 2007.  During this visit,  Steel  Partners  II's representatives met with Mr. Fichthorn, Kenneth L. Bayne, the Company's
         Chief  Financial  Officer,  and  Lawrence  C.  Maingot,  the  Company's
         Corporate Controller,  to discuss,  among other things, the assumptions
         underlying  the  Company's  2007  financial   projections  and  various
         concerns  expressed  by  Steel  Partners  II  relating  to  some of the
         Company's  facilities,  including  Arlon Coated  Materials  San Antonio facility and the Kasco plant in St. Louis. During these meetings, Steel
         Partners II's  representatives  requested that they be allowed to visit the San Antonio and St. Louis facilities, but Bairnco's representatives denied this request.

o        On December 20, 2006,  representatives  of Steel Partners II spoke with
         Mr.  Fichthorn and indicated  that, as a result of Steel  Partners II's due  diligence  findings and its  continued  concerns  about  Bairnco's ability to meet its  projected  financial  results,  Steel  Partners II

                                      -6-

         would be willing to increase the Offer price to a maximum of $12.50 per
         Share in cash.  The  increase  in the Offer  price to $12.50  per Share depended upon Bairnco's willingness to enter into a mutually acceptable merger  agreement with Steel Partners II, and was not indicative of the price  Steel  Partners  II was  prepared  to  pay  in a  non-negotiated transaction,  due  to the  additional  costs  involved  in  pursuing  a non-negotiated  transaction.  Among  the  concerns  expressed  by Steel
         Partners II's  representatives  were: (1) the  significant  increase in sales  and  production  needed to turn  around  the  Company's  Chinese
         facility   from   its   current   operating   loss  to  its   projected
         profitability;  (2)  continuing  production  and other  problems at the
         Company's  Arlon  Coated  Materials  San  Antonio  facility;   (3)  the
         Company's ill-advised acquisition of the Atlanta SharpTech business and the challenges  faced by the Company in integrating  this business with the Company's underperforming Kasco division; (4) the additional change in control  contracts given to certain senior executives of the Company following the commencement of the Offer;  (5) the substantial  expenses incurred by the Company in contesting  the Offer without  advancing any viable strategic alternatives; and (6) the Company's overall poor track record in meeting its stated goals in the past. Mr. Fichthorn said that he would present Steel  Partners II's proposal to the Bairnco Board but that he did not expect the Bairnco Board to accept Steel  Partners II's increased offer.

o        On  December  21,  2006,  representatives  of Steel  Partners  II had a telephone  conversation with a representative of Lazard regarding Steel
         Partners II's proposed  increase in the Offer price to $12.50 per Share in cash in a  negotiated  transaction.  During this  conversation,  the
         Lazard  representative  confirmed that no other offers had been made to purchase the entire Company.

o        On December 27, 2006,  Mr.  Fichthorn  telephoned a  representative  of
         Steel  Partners II and informed him that the Bairnco Board had rejected
         Steel  Partners II's proposal to pursue a negotiated  transaction  with
         Bairnco at an increased Offer price of $12.50 per Share in cash.

o        On December 29, 2006, as a result of the  inability to reach  agreement with Bairnco and the Bairnco  Board's  refusal to redeem the  Company's
         "poison pill" rights plan and opt out of Section 203 of the DGCL, Steel
         Partners  II  announced  that  it  was  filing  a  preliminary  consent solicitation  statement  with the  Commission for the purpose of, among other things,  removing and replacing the Bairnco Board and that it had extended the  expiration  date of the Offer to 5:00 p.m., New York City time, on January 29, 2007.  Because the proposed  increase in the Offer price to $12.50 per Share in cash depended upon  Bairnco's  willingness to  enter  into a  mutually  acceptable  merger  agreement  with  Steel
         Partners  II,  and the  Bairnco  Board  rejected  Steel  Partners  II's proposal,  the Offer price has remained at $12.00 per Share in cash due to the  additional  costs that Steel Partners II must incur to pursue a non-negotiated transaction.

                                     * * * *

         For a  complete  description  of the  terms  of the  Offer,  including, without  limitation,  the conditions of the Offer, you are referred to the Offer to Purchase.  Complete  information about the Offer is contained in the Offer to
Purchase, which is available in our tender offer statement on Schedule TO, which

                                      -7-

was  initially  filed with the  Commission  on June 22, 2006,  and is available, along with any  amendments  thereto,  including  exhibits,  on the  Commission's website at http://www.sec.gov.

         THIS  CONSENT  STATEMENT  IS NEITHER A REQUEST FOR THE TENDER OF SHARES
NOR AN OFFER WITH RESPECT THERETO.  WE ARE MAKING THE OFFER ONLY BY MEANS OF THE
OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

         FOR THE REASONS LISTED IN THIS CONSENT  STATEMENT,  WE BELIEVE THAT OUR
FULLY FUNDED,  $12.00,  ALL-CASH OFFER,  FOLLOWED BY THE PROPOSED MERGER, IS THE
BEST ALTERNATIVE AVAILABLE TO MAXIMIZE VALUE TO THE COMPANY'S  STOCKHOLDERS.  IF
YOU AGREE,  WE URGE YOU TO  PROMPTLY  SIGN,  DATE AND RETURN THE  ENCLOSED  GOLD
CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

         AS WE EXPLAIN LATER IN THIS CONSENT  STATEMENT,  BY TAKING THESE STEPS,
YOU CAN ELECT DIRECTORS THAT WILL GIVE YOU THE OPPORTUNITY TO RECEIVE $12.00 PER
SHARE PURSUANT TO THE OFFER.

         YOU MUST  SEPARATELY  TENDER YOUR  SHARES  PURSUANT TO THE OFFER IF YOU
WISH TO PARTICIPATE  IN THE OFFER.  EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO
TENDER YOUR SHARES PURSUANT TO THE OFFER,  AND YOUR FAILURE TO EXECUTE A CONSENT
DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

         YOUR  TENDER OF SHARES  PURSUANT TO THE OFFER DOES NOT  CONSTITUTE  THE
GRANTING OF A CONSENT IN CONNECTION WITH THIS SOLICITATION. IF YOU HAVE TENDERED
YOUR SHARES PURSUANT TO THE OFFER,  YOU STILL MUST SEPARATELY  EXECUTE A CONSENT
IN ORDER TO CONSENT TO OUR PROPOSALS.

                                      -8-

                                    IMPORTANT

         YOUR  VOTE IS  IMPORTANT,  NO  MATTER  HOW FEW  SHARES  YOU OWN.  STEEL
PARTNERS II URGES YOU TO SIGN,  DATE,  AND RETURN THE ENCLOSED GOLD CONSENT CARD
TODAY TO VOTE FOR THE PROPOSALS DESCRIBED HEREIN.

         o        If your Shares are  registered  in your own name,  please sign and date the enclosed GOLD consent card and return it to Steel
                  Partners II, c/o  MacKenzie  Partners,  Inc.,  in the enclosed envelope today.

         o        If any of your  Shares  are  held in the  name of a  brokerage firm,  bank,  bank nominee or other  institution on the Record
                  Date,  only it can vote such  Shares and only upon  receipt of your specific  instructions.  Accordingly,  please contact the person  responsible  for your account and instruct that person to  execute  on your  behalf  the  GOLD  consent  card.  Steel
                  Partners II urges you to confirm your  instructions in writing to the person  responsible  for your  account and to provide a copy of such  instructions to Steel Partners II, c/o MacKenzie
                  Partners, Inc., who is assisting in this solicitation,  at the address and telephone numbers set forth below, and on the back cover of this  Consent  Statement,  so that we may be aware of
                  all   instructions   and  can  attempt  to  ensure  that  such
                  instructions are followed.

                  If you have any questions regarding your GOLD
                 consent card, or need assistance in voting your
                              Shares, please call:

                                    MacKenzie
                                 Partners, Inc.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                          bairnco@mackenziepartners.com

                                       or

                          CALL TOLL FREE (800) 322-2885

                                      -9-

              QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

         The following are some of the questions you, as a stockholder, may have and answers to those  questions.  The  following is not meant to be a substitute for  the  information  contained  in the  remainder  of this  document,  and the information  contained below is qualified by the more detailed  descriptions and explanations contained elsewhere in this document. We urge you to carefully read this  entire  document  prior to making  any  decision  on  whether to grant any consent hereunder.

WHO IS MAKING THE SOLICITATION?

         Steel Partners II is making this  solicitation.  Steel Partners II is a private investment partnership.

WHAT ARE THE PROPOSALS FOR WHICH CONSENTS ARE BEING SOLICITED?

         We are  asking you to consent  to four  proposals.  The first  proposal seeks to remove the current  members of the Bairnco Board.  The second  proposal seeks to amend the Bylaws to fix the number of directors  serving on the Bairnco
Board at five (5). The third  proposal seeks to amend the Bylaws to provide that any  vacancies on the Bairnco Board  resulting  from the removal of directors by the  stockholders may not be filled by the directors and shall only be filled by the stockholders.  The fourth proposal seeks to fill the newly created vacancies on the Bairnco Board with the Steel Nominees.

WHY ARE WE SOLICITING YOUR CONSENT?

         We are soliciting  your consent  because we believe the current members of the Bairnco  Board are not acting,  and will not act, in your best  interests with respect to the Offer. Despite the fact that the $12.00 per Share cash price proposed  to be  paid in the  Offer  represents  a  premium  of 21% to the  last reported sales price per Share on June 15, 2006, the day we informed  Bairnco of our proposal to acquire all the outstanding  Shares,  the Bairnco Board rejected the Offer as inadequate without making any effort to seriously discuss the Offer with us. Since that time,  despite  having hired an investment  bank to serve as its financial adviser,  the Bairnco Board has not identified any other strategic alternatives.  In  addition,  the  Bairnco  Board has  refused to take the steps necessary to allow Steel  Partners II to  consummate  the Offer and to allow the stockholders to receive the consideration to be paid pursuant to the Offer, such as opting out of Section 203 of the DGCL,  and has even  created  roadblocks  to
Steel  Partners II's ability to consummate  the Offer,  such as  implementing  a
"poison pill" rights plan.

         If the consent  solicitation  is successful  and the Steel Nominees are elected,  they will, subject to their fiduciary duties as directors,  remove the obstacles to the  consummation  of the Offer by redeeming the Company's  "poison pill"  rights plan and opting out of Section  203 of the DGCL.  This would allow the Company's  stockholders to have the ability to decide for themselves whether they want to accept  the Offer,  the  Proposed  Merger or any other  third-party acquisition  proposal.  Due to Mr.  Lichtenstein's and Mr. Quicke's  affiliation with BZA and Steel  Partners  II,  they may be deemed to have an interest in any transaction between the Company and BZA or other affiliate of Steel Partners II.
Accordingly,  if the Steel Nominees are elected, Messrs. Lichtenstein and Quicke would abstain from any vote of the directors to approve such transaction.

                                      -10-

WHAT MUST HAPPEN TO COMPLETE OUR TENDER OFFER?

         Certain conditions must be met for us to complete the Offer, including, without limitation, the following:

         o        Bairnco's  stockholders  must validly  tender and not withdraw before the  expiration  of the Offer a number of Shares  that, together  with the Shares then owned by Steel  Partners II and its  subsidiaries  (including BZA), would represent at least a majority of the total number of outstanding  Shares on a fully diluted basis.

         o        The Bairnco  Board must redeem the  preferred  stock  purchase rights under the "poison  pill" rights plan or Steel  Partners
                  II must be satisfied, in its sole discretion, that such rights have been  invalidated  or are otherwise  inapplicable  to the
                  Offer and the Proposed Merger.

         o        Steel Partners II must be satisfied,  in its sole  discretion, that Section 203 of the DGCL will be inapplicable to the Offer and the Proposed Merger.

         o        All waiting periods imposed by the Hart-Scott-Rodino Antitrust
                  Improvements  Act of 1976,  as  amended,  and the  regulations
                  thereunder   (the  "HSR  Act")  must  have   expired  or  been
                  terminated.  The waiting  period  under the HSR Act expired on
                  August 7, 2006. Therefore, this condition has been satisfied.

         The Offer is  subject  to  certain  other  conditions  as well.  A more detailed  discussion of the conditions to consummation of the Offer may be found in the Offer to Purchase.

HOW DOES YOUR VOTE AFFECT OUR TENDER OFFER?

         Even if the Bairnco stockholders consent to the Proposals, BZA will not be obligated to purchase Shares tendered in the Offer unless certain  conditions to the Offer are  either  satisfied  or  waived.  However,  the  passage  of the
Proposals is an important step in permitting Steel Partners II to consummate the
Offer and  allowing the  stockholders  to receive the  consideration  to be paid pursuant to the Offer.

IF YOU CONSENT TO OUR  PROPOSALS,  ARE YOU AGREEING TO TENDER YOUR SHARES IN THE
OFFER?

         No. Delivery of your written consent to the Proposals does not obligate you to tender  your  Shares in the Offer.  Although  the  election  of the Steel
Nominees is an important  step toward prompt  consummation  of the Offer and the
Proposed  Merger,  we are not asking the Bairnco  stockholders  to tender  their
Shares by means of this  consent  solicitation  or to  consent to or vote on the
Proposed Merger at this time. We are making the Offer only by means of the Offer to Purchase and the related letter of transmittal.

                                      -11-

WHO ARE STEEL PARTNERS II'S DIRECTOR NOMINEES?

         Steel  Partners  II  proposes  that  Warren  G.  Lichtenstein,  Hugh F.
Culverhouse, John J. Quicke, Anthony Bergamo and Howard M. Leitner be elected as directors to the Bairnco Board.  We may modify the number and/or identity of the
Steel  Nominees if we deem such  modification  advisable  in light of  Bairnco's actions,  subject to  applicable  law.  The  principal  occupation  and business experience of these highly  qualified  individuals  is set forth in this Consent
Statement under the section entitled "The Nominees," which we urge you to read.

WHO IS ELIGIBLE TO GRANT WRITTEN CONSENTS IN FAVOR OF THE PROPOSALS?

         Holders  of record of the  Shares  as of the close of  business  on the
Record  Date are  entitled  to  provide  their  written  consent in favor of the
Proposals.

WHEN IS THE DEADLINE FOR SUBMITTING CONSENTS?

         In order for the Proposals to be adopted,  Bairnco must receive written consents  signed by a sufficient  number of  stockholders to adopt the Proposals within 60 days of the date of the earliest  dated consent  delivered to Bairnco.
On ______,  2007,  Steel  Partners  II  delivered  a signed  written  consent to
Bairnco.  Consequently,  you have until _____, 2007 to consent to the Proposals.
We urge you to act promptly to ensure that your consent will count.

HOW MANY CONSENTS MUST BE RECEIVED IN ORDER TO ADOPT THE PROPOSALS?

         Consents  representing a majority of the Shares issued and  outstanding as of the close of business  on the Record  Date are  required in order to adopt the Proposals.

WHAT SHOULD YOU DO TO SUPPORT OUR PROPOSALS?

         If your Shares are registered in your own name,  please sign,  date and return the enclosed GOLD consent card to Steel Partners II, in care of MacKenzie
Partners, Inc., in the postage-paid envelope.

         If your  Shares  are held in the name of a broker,  dealer,  commercial bank,  trust company or other  nominee,  only it can execute a GOLD consent card with respect to your Shares and only upon receipt of your specific instructions.
Accordingly, it is critical that you promptly contact the person responsible for your account and give  instructions to promptly mark,  sign, date and return the enclosed GOLD consent card in favor of the Proposals.  We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of  those  instructions  to  Steel  Partners  II,  in  care of  MacKenzie
Partners,  Inc.,  so that we will be aware  of all  instructions  given  and can attempt to ensure that those instructions are followed.

                                      -12-

WHOM SHOULD YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

         Please call our consent  solicitor  MacKenzie  Partners,  Inc. at (212)
929-5500 (Collect) or (800) 322-2885 (Toll Free).

                                      -13-

                                 PROPOSAL NO. 1

                    REMOVAL OF EXISTING DIRECTORS SERVING ON
                                  BAIRNCO BOARD

         According to the Bylaws, any director may be removed from office,  with or without cause, by the  affirmative  vote of a majority of the voting power of all  shares  of the  Company  entitled  to vote  generally  in the  election  of directors, voting as a single class. We are seeking to remove without cause each member of the Bairnco  Board and any person  (other  than those  elected by this consent  solicitation)  elected  or  appointed  to the  Bairnco  Board  by  such directors  to  fill  any  vacancy  on the  Bairnco  Board  or any  newly-created directorships.

         The Bairnco  Board is currently  composed of five (5)  directors as set forth below, each of whom will be removed if Proposal No. 1 is approved:

Name                                            Current Position
----                                            ----------------
Luke E. Fichthorn III          Chairman of the Board and Chief Executive Officer
Gerald L. DeGood                                    Director
Charles T. Foley                                    Director
James A. Wolf                                       Director
William F. Yelverton                                Director

                     REASONS FOR REMOVING EXISTING DIRECTORS

         We recommend  that the Bairnco  stockholders  consent to the removal of all the directors  serving on the Bairnco Board.  The most important  reason for you to consent to the removal of directors is to allow the Bairnco  stockholders
to  decide  for  themselves   whether  to  accept  the  Offer  and  receive  the
consideration to be paid pursuant to the Offer.

         We  believe  that the terms of the Offer are fair and  generous  to the
Bairnco  stockholders.  Nevertheless,  the Bairnco  Board  rejected the Offer as inadequate  without  making any effort to  seriously  discuss the Offer with us.
Since  that  time,  despite  having  hired  an  investment  bank to serve as its financial  adviser,  the Bairnco Board has not  identified  any other  strategic alternatives.  In  addition,  the  Bairnco  Board has  refused to take the steps necessary,  including  opting out of Section 203 of the DGCL, in order to permit the Bairnco stockholders to accept the Offer and receive the consideration to be paid pursuant to the Offer.  In fact,  following the  commencement of the Offer, the Bairnco Board made it even more  difficult to  consummate  the Offer and the
Proposed Merger by adopting a "poison pill" rights plan.

         In addition to adopting  the "poison  pill"  rights  plan,  the current directors have also  implemented  other classic  anti-takeover  provisions which serve  to  entrench  management  and  are  not  in  the  best  interests  of the stockholders.  After we  commenced  the  Offer,  Bairnco  announced  that it had entered into Change in Control  agreements with various senior  executives which would  obligate  the  Company to make  payments in excess of $2 million to these executives in cases where their employment with Bairnco is terminated  within 24 months of a change in control of the Company. The Bairnco Board also amended the
Bylaws to,  among  other  things,  require any  stockholder  seeking to have the

                                      -14-

stockholders  take  corporate  action by written  consent to first  request  the
Bairnco  Board to fix a record  date for  determining  stockholders  entitled to consent to such  action.  This Bylaw  amendment  effectively  allows the Bairnco
Board to delay any consent solicitation by stockholders, such as this one.

         By  voting  in favor of the  removal  of the  existing  directors,  the
Bairnco  stockholders  can  demonstrate  their  support  for the Offer and their dissatisfaction  with the actions  taken by the Bairnco Board in response to the
Offer.

         The GOLD consent card  delivered with this Consent  Statement  provides each  stockholder  with  the  opportunity  to  adopt  Proposal  No. 1 in part by designating  the names of any member of the Bairnco Board whom such  stockholder does not want removed from the Bairnco Board.

         STEEL  PARTNERS  II URGES YOU TO VOTE FOR ITS  PROPOSAL  TO REMOVE EACH
MEMBER OF THE BAIRNCO  BOARD AND ANY PERSON  (OTHER  THAN THOSE  ELECTED BY THIS
CONSENT  SOLICITATION)  ELECTED  OR  APPOINTED  TO THE  BAIRNCO  BOARD  BY  SUCH
DIRECTORS  TO  FILL  ANY  VACANCY  ON THE  BAIRNCO  BOARD  OR ANY  NEWLY-CREATED
DIRECTORSHIPS ON THE ENCLOSED GOLD CONSENT CARD.

                                      -15-

                                 PROPOSAL NO. 2

         AMENDMENT OF THE BYLAWS TO FIX THE NUMBER OF DIRECTORS SERVING
                        ON THE BAIRNCO BOARD AT FIVE (5)

         Section 2 of Article  III of the Bylaws  provides  that the  authorized number of directors may be determined  from time to time by a vote of a majority of the then authorized number of directors;  provided, however, that such number shall not be less than a minimum  of three nor more than a maximum  of  fifteen;
and  provided,  further,  that such  number and such  minimum and maximum may be increased or decreased pursuant to resolution of the Bairnco Board.

         Assuming  the  members of the Bairnco  Board are removed in  accordance with  Proposal  No. 1, Steel  Partners  II would like to ensure that if its five
director   nominees  are  elected,   they  will  constitute  the  entire  board.
Accordingly,  you are being asked to amend the Bylaws in order to fix the number of directors  serving on the Bairnco Board at five (5), as set forth in Schedule
I to this Consent Statement.

         STEEL  PARTNERS  II URGES  YOU TO VOTE FOR ITS  PROPOSAL  TO AMEND  THE
BYLAWS TO FIX THE NUMBER OF DIRECTORS  SERVING ON THE BAIRNCO  BOARD AT FIVE (5)
ON THE ENCLOSED GOLD CONSENT CARD.

                                      -16-

                                 PROPOSAL NO. 3

           AMENDMENT OF THE BYLAWS TO ONLY ALLOW STOCKHOLDERS TO FILL
          VACANCIES ON THE BAIRNCO BOARD RESULTING FROM THE REMOVAL OF
                         DIRECTORS BY THE STOCKHOLDERS

         Section 2 of Article  III of the Bylaws  provides  that  vacancies  and newly created directorships resulting from any increase in the authorized number of  directors,  and any  vacancies on the Bairnco  Board  resulting  from death, resignation,  disqualification,  removal or other  cause  shall be filled by the affirmative vote of a majority of the remaining  directors then in office,  even if less than a quorum of the board, or by a sole remaining director.  The Bylaws do not allow stockholders to fill any vacancies on the Bairnco Board.

         Assuming  that all or certain  members of the Bairnco Board are removed in accordance with Proposal No. 1, we would like to divest the current directors of their ability to fill vacancies  created by their removal and ensure that the
Steel Nominees are elected to fill such  vacancies.  Accordingly,  you are being asked to amend the  Bylaws in order to only allow the  stockholders  to fill any vacancies on the Bairnco  Board  resulting  from the removal of directors by the stockholders, as set forth in Schedule I to this Consent Statement.

         STEEL  PARTNERS  II URGES  YOU TO VOTE FOR ITS  PROPOSAL  TO AMEND  THE
BYLAWS TO ONLY ALLOW THE STOCKHOLDERS TO FILL ANY VACANCIES ON THE BAIRNCO BOARD
RESULTING FROM THE REMOVAL OF DIRECTORS BY THE STOCKHOLDERS ON THE ENCLOSED GOLD
CONSENT CARD.

                                      -17-

                                 PROPOSAL NO. 4

                         ELECTION OF THE STEEL NOMINEES

         The Bairnco Board is currently composed of five (5) directors.  Each of the Steel  Nominees,  if elected,  would serve as a single  class and would hold office until the next annual  meeting of  stockholders  and until such  person's successor has been elected or until such person's death, resignation, retirement or removal.

         If the  Steel  Nominees  are  elected,  they  will,  subject  to  their fiduciary  duties as directors,  remove the obstacles to the consummation of the
Offer by redeeming  the  Company's  "poison  pill" rights plan and opting out of
Section 203 of the DGCL. This would allow the Company's stockholders to have the ability  to decide for  themselves  whether  they want to accept the Offer,  the
Proposed  Merger  or any  other  third-party  acquisition  proposal.  Due to Mr.
Lichtenstein's and Mr. Quicke's affiliation with BZA and Steel Partners II, they may be deemed to have an interest in any transaction between the Company and BZA or other affiliate of Steel Partners II. Accordingly,  if the Steel Nominees are
elected,  Messrs.  Lichtenstein  and Quicke  would  abstain from any vote of the directors to approve such transaction.

THE NOMINEES

         The following  information sets forth the name, age,  business address,
present  principal   occupation,   and  employment  and  material   occupations,
positions,  offices, or employments for the past five years of each of the Steel
Nominees.  Each of the Steel  Nominees  is a  citizen  of the  United  States of
America.

         WARREN G.  LICHTENSTEIN  (AGE 41) has been the  Chairman  of the Board,
Secretary and the Managing  Member of Partners,  L.L.C.,  the general partner of
Steel Partners II, a private investment  partnership,  since January 1, 1996 and the President,  Chief Executive  Officer and a director of Steel Partners,  Ltd.
("SPL"), a management and advisory company that provides  management services to
Steel Partners II and its affiliates, since June 1999. Mr. Lichtenstein has been a director (currently Chairman of the Board) of United Industrial Corporation, a
company  principally  focused on the design,  production  and support of defense systems and a manufacturer of combustion equipment for biomass and refuse fuels, since May 2001. Mr.  Lichtenstein has been a director (currently Chairman of the
Board) of SL Industries, Inc., a designer and manufacturer of power electronics, power motion  equipment,  power protection  equipment,  and  teleprotection  and specialized  communication  equipment,  since  January  2002 and served as Chief
Executive  Officer from  February 2002 to August 2005. He has served as Chairman of the Board of WHX Corporation ("WHX"), a holding company, since July 2005. Mr.
Lichtenstein  has been a director of KT&G  Corporation,  South  Korea's  largest tobacco  company,  since March 2006.  Mr.  Lichtenstein  was a director of Layne
Christensen Company ("Layne  Christensen"),  a provider of products and services for the water,  mineral,  construction and energy markets,  from January 2004 to
October 2006. Mr. Lichtenstein served as a director of WebFinancial Corporation, a consumer and commercial lender,  from 1996 to June 2005, as Chairman and Chief
Executive Officer from December 1997 to June 2005 and as President from December
1997 through  December 2003.  The business  address of Mr.  Lichtenstein  is c/o
Steel  Partners II, L.P.,  590 Madison  Avenue,  32nd Floor,  New York, New York
10022. By virtue of his position with Partners LLC, Mr.

                                      -18-

Lichtenstein  has the power to vote and  dispose  of the  Shares  owned by Steel
Partners II.  Accordingly,  Mr.  Lichtenstein may be deemed to be the beneficial owner of the  Shares  owned by Steel  Partners  II.  For  information  regarding purchases and sales during the past two years by Steel Partners II of securities of Bairnco that may be deemed to be beneficially owned by Mr. Lichtenstein,  see
Schedule II.

         HUGH F.  CULVERHOUSE  (AGE 57) is the owner of Palmer  Ranch  Holdings,
Ltd., a Florida real estate  investor.  Mr.  Culverhouse  is also  presently the principal  of  Culverhouse  Limited  Partnership  which  invests in real estate, securities  and hedge  funds.  From 1997 to 2001,  he served as Head Trustee for
Hugh F. Culverhouse Trust,  which is comprised of land holdings,  orange groves, utilities  and other  businesses.  From  1979 to 1999,  Mr.  Culverhouse  was an attorney  in private  practice.  Prior to such time,  he was an  Assistant  U.S.
Attorney  with  the  U.S.  Justice  Department  and a Trial  Attorney  with  the
Securities and Exchange  Commission.  The business address of Mr. Culverhouse is
SBS Tower,  Suite PH 1-C, 2601 South Bayshore Drive,  Miami,  Florida 33133. Mr.
Culverhouse does not beneficially  own, and has not purchased or sold during the past two years, any securities of Bairnco.

         JOHN J.  QUICKE  (AGE 57) has served as a Vice  President  of SPL since
September  2005.  Mr.  Quicke  has  served  as  Chairman  of the  Board  of NOVT
Corporation,  a former developer of advanced medical treatments for coronary and vascular  disease,  since April 2006 and served as President and Chief Executive
Officer of NOVT from April 2006 to November 2006. He has served as a director of
WHX since July 2005 and as a Vice  President  since  October  2005.  Mr.  Quicke currently serves as a director of Layne Christensen and Angelica Corporation,  a leading  provider  of  healthcare  linen  management  services.  He  served as a director,  President and Chief Operating Officer of Sequa Corporation ("Sequa"),
a diversified industrial company, from 1993 to March 2004, and Vice Chairman and
Executive  Officer of Sequa from March 2004 to March 2005.  As Vice Chairman and
Executive Officer of Sequa, Mr. Quicke was responsible for the Automotive, Metal
Coating,  Specialty Chemicals,  Industrial Machinery and Other Product operating segments of the company. From March 2005 to August 2005, Mr. Quicke occasionally served  as a  consultant  to  Steel  Partners  II and  explored  other  business opportunities.  The  business  address of Mr.  Quicke is c/o Steel  Partners II,
L.P., 590 Madison Avenue,  32nd Floor, New York, New York 10022. Mr. Quicke does not  beneficially  own, and has not purchased or sold during the past two years, any securities of Bairnco.

         ANTHONY  BERGAMO  (AGE 60) has served in a variety of  capacities  with
Milstein  Hotel Group,  a hotel  operator,  since April 1996,  most  recently as
Managing Director.  He has also served as the Chief Executive Officer of Niagara
Falls Redevelopment, Ltd., a real estate development company, since August 1998.
He has held various positions with MB Real Estate, a property management company based in New York City and Chicago,  since April 1996, including the position of
Vice  Chairman  since May 2003.  Mr.  Bergamo  has been a director  of Lone Star
Steakhouse & Saloon, Inc., an owner and operator of restaurants, since May 2002.
He has also been a director  since 1995, a Trustee  since 1986 and  currently is
Chairman of the Audit Committee of Dime Community  Bancorp.  Mr. Bergamo is also the  Founder of the  Federal  Law  Enforcement  Foundation,  a  foundation  that provides economic assistance to both federal and local law enforcement  officers suffering  from  serious  illness and to  communities  recovering  from  natural disasters,  and has served as its Chairman since 1988.  The business  address of

                                      -19-

Mr. Bergamo is c/o MB Real Estate, 335 Madison Avenue, 14th Floor, New York, New
York 10017. Mr. Bergamo does not beneficially own, and has not purchased or sold during the past two years, any securities of Bairnco.

         HOWARD M. LEITNER (AGE 66) served as Senior Vice President,  Finance of
Sequa  from  November  1999 to  January  2006.  From 1980 to 1999,  he served in various capacities including President and Chief Financial Officer of Chock Full
O' Nuts Corporation,  a marketer of coffee. From 1977 to 1980, Mr. Leitner was a
Senior Audit  Manager with the  accounting  firm of Ernst & Young.  From 1963 to
1977, he was an accountant with SD Leidesdorf & Co., an accounting firm that was acquired  by Ernst &  Young.  Mr.  Leitner  is  presently  retired  from  active
employment.   His  principal  address  is  78335  Griffin  Drive,  Palm  Desert,
California  92211. Mr. Leitner does not beneficially  own, and has not purchased or sold during the past two years, any securities of Bairnco.

         There can be no assurance  that the election of the Steel Nominees will lead to the  consummation  of the  Offer or the  Proposed  Merger  or any  other acquisition proposal.  Your vote to elect the Steel Nominees will have the legal effect of replacing  the  directors  serving on the Bairnco Board with the Steel
Nominees.

         The  Steel  Nominees  will not  receive  any  compensation  from  Steel
Partners II for their  services  as  directors  of  Bairnco.  Pursuant to letter agreements  dated December 29, 2006,  Steel Partners II agreed to indemnify each of the Steel Nominees  against claims arising from the  solicitation of consents
or  proxies  from  Bairnco's   stockholders  in  connection  with  this  consent
solicitation and any related  transactions.  Other than as stated herein,  there are no arrangements or  understandings  between Steel Partners II and any of the
Steel  Nominees or any other person or persons  pursuant to which the nomination described  herein is to be made,  other  than the  consent  by each of the Steel
Nominees  to be named in this  Consent  Statement  and to serve as a director of
Bairnco if elected.  Except as  otherwise  set forth  herein,  none of the Steel
Nominees  is a party  adverse  to Bairnco  or any of its  subsidiaries  or has a material  interest adverse to Bairnco or any of its subsidiaries in any material pending legal proceedings. We may modify the number and/or identity of the Steel
Nominees if we deem such modification  advisable in light of Bairnco's  actions, subject to applicable law.

         The GOLD consent card  delivered with this Consent  Statement  provides each  stockholder  with  the  opportunity  to  adopt  Proposal  No. 4 in part by designating  the names of any of the Steel Nominees whom such  stockholder  does not want elected to the Bairnco Board.

         STEEL  PARTNERS  II URGES  YOU TO VOTE FOR THE  ELECTION  OF THE  STEEL
NOMINEES ON THE ENCLOSED GOLD CONSENT CARD.

                                      -20-

                               CONSENT PROCEDURES

         Section  228 of the DGCL  provides  that,  unless  the  certificate  of incorporation of a Delaware corporation otherwise provides,  any action required to  be  taken  at  any  annual  or  special  meeting  of  stockholders  of  that corporation, or any action that may be taken at any annual or special meeting of those  stockholders,  may be taken  without a meeting,  without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken,  is signed by the holders of  outstanding  stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares  entitled  to vote  thereon  were  present  and voted,  and those  consents are delivered to the  corporation by delivery to its registered office in Delaware,  its principal place of business or an officer or agent of the  corporation  having  custody of the book in which  proceedings  of meetings of  stockholders  are recorded.  The  certificate of  incorporation  of
Bairnco does not prohibit stockholder action by written consent.

         Section 7 of Article VII of the Bylaws provides that any stockholder of record seeking to have the  stockholders  authorize or take corporate  action by written  consent shall,  by written notice to the Secretary of Bairnco,  request that the Bairnco Board fix a record date. The Bairnco Board shall promptly,  but in all  events  within 10 days after the date on which  such  written  notice is received,  adopt a  resolution  fixing the record date (unless a record date has previously been fixed by the Bairnco Board). If no record date has been fixed by the Bairnco Board within 10 days after the date on which such written  notice is received,  the record date for determining  stockholders  entitled to consent to corporate  action in  writing  without a  meeting,  when no prior  action by the
Bairnco Board is required by applicable  law,  shall be the first date after the expiration of such 10 day time period on which a signed written  consent setting forth the  action  taken or  proposed  to be taken is  delivered  to  Bairnco by delivery to its registered office in Delaware,  its principal place of business, or to any  officer  or  agent of  Bairnco  having  custody  of the book in which proceedings of meetings of  stockholders  are recorded.  On _____,  2007,  Steel
Partners II provided written notice to the Secretary of Bairnco  requesting that the Bairnco Board fix a record date for this consent  solicitation.  The Bairnco
Board  has  established  ______,  2007  as the  record  date  for  this  consent solicitation.

         To be effective,  the requisite  written  consents must be delivered to
Bairnco  within 60 days of the  earliest  dated  written  consent  delivered  to
Bairnco.  On _____,  2007,  Steel  Partners II  delivered  a written  consent to
Bairnco.  Thus, written consents must be delivered to Bairnco by ________,  2007 to be effective.

         The Bylaws provide further that in the event of the delivery to Bairnco of written  consents to take corporate  action and/or any related  revocation or revocations,  Bairnco shall engage  independent  inspectors of elections for the purpose of  performing  promptly a  ministerial  review of the  validity  of the consents  and  revocations.  For the purpose of  permitting  the  inspectors  to perform such review, no action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite  number  of valid and  unrevoked  consents  delivered  to  Bairnco  in accordance with its Bylaws and applicable law have been obtained to authorize or take the action specified in the consents,  and certified such determination for entry  in the  records  of  Bairnco  kept  for  the  purpose  of  recording  the proceedings of meetings of stockholders.

                                      -21-

         If  the  Proposals  become  effective  as  a  result  of  this  consent solicitation,  prompt notice will be given under  Section  228(e) of the DGCL to stockholders who have not executed written  consents.  All stockholders  will be notified  as  promptly  as  possible  by press  release  of the  results  of the solicitation.

         According  to publicly  available  information,  the Shares  constitute
Bairnco's  only class of voting  securities  and each Share  entitles its record holder to one vote. Stockholders of Bairnco do not have cumulative voting rights in the election of directors  and  cumulative  voting is not  applicable in this consent solicitation.  Only holders of Shares as of the close of business on the
Record Date are entitled to execute written  consents in favor of the Proposals.
If you are a stockholder  of record at the close of business on the Record Date, you will  retain your right to consent  even if you sell your  Shares  after the
Record  Date.  Also,  the  tender  of  Shares  pursuant  to the  Offer  does not constitute  the grant to BZA of a consent or any rights to consent  with respect to the  tendered  Shares until such time as such Shares are accepted for payment by BZA.  Accordingly,  it is important  that you provide  consent for the Shares held by you as of the close of business  on the Record Date on the GOLD  consent card,  even if you have tendered your Shares  pursuant to the Offer prior to the
Record Date, or if you sell or tender your Shares after the Record Date.

REVOCATION OF CONSENTS

         An executed consent card may be revoked at any time by marking, dating, signing  and  delivering  a written  revocation  before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly  signed by the record  holder as long as it clearly  states that the consent  previously  given is no longer  effective.  The  delivery of a subsequently  dated consent card that is properly  completed  will  constitute a revocation of any earlier  consent.  The revocation  may be delivered  either to
Steel Partners II, in care of MacKenzie Partners,  Inc., 105 Madison Avenue, New
York, New York 10016, or to the principal executive offices of Bairnco. Although a revocation  is  effective if delivered to Bairnco,  we request that either the original  or  photostatic  copies of all  revocations  of  consents be mailed or delivered  to Steel  Partners II, in care of MacKenzie  Partners,  Inc.,  at its address set forth  above,  so that we will be aware of all  revocations  and can more accurately  determine if and when sufficient unrevoked consents in favor of the Proposals have been received.

SPECIAL INSTRUCTIONS

         If you are a record holder of Shares as of the close of business on the
Record Date for this consent solicitation, you may elect to consent to, withhold consent to or abstain with respect to each  Proposal by marking the  "CONSENTS,"
"WITHHOLD CONSENT" or "ABSTAIN" box, as applicable,  underneath each Proposal on the accompanying GOLD consent card and signing, dating and returning it promptly in the enclosed postage-paid  envelope.  The effectiveness of each Proposal will require the properly completed and duly delivered,  unrevoked written consent to that  Proposal  by the  holders of record,  as of the close of  business  on the
Record Date, of a majority of the Shares then outstanding.

         The  accompanying  GOLD consent  card will be acted upon in  accordance with the  stockholder's  instructions on such GOLD consent card. You may consent to the removal of all directors of Bairnco by marking the  "CONSENTS" box or you

                                      -22-

may  consent to the  removal of only  certain of such  directors  by marking the
"CONSENTS"  box and writing the name of any  director you do not want removed in the  space  provided  on the GOLD  consent  card.  You also may  consent  to the appointment  of the entire slate of the Steel Nominees by marking the "CONSENTS"
box or you may  withhold  consent to the  appointment  of any one or more of the
Steel  Nominees by marking the  "CONSENTS" box and writing the name of any Steel
Nominee  you do not  want to be  appointed  in the  space  provided  on the GOLD consent card.

         IF A STOCKHOLDER  EXECUTES AND DELIVERS A GOLD CONSENT CARD,  BUT FAILS
TO  CHECK  A BOX  MARKED  "CONSENTS,"  "WITHHOLD  CONSENT"  OR  "ABSTAIN"  FOR A
PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL.

         YOUR CONSENT IS  IMPORTANT.  PLEASE SIGN,  DATE AND RETURN THE ENCLOSED
GOLD CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TODAY. FAILURE TO RETURN
YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

         If your  Shares  are held in the name of a broker,  dealer,  commercial bank, trust company or other nominee, only it can execute a consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a GOLD consent card in favor of each of the Proposals.
We urge you to confirm in writing your  instructions  to the person  responsible for your account and provide a copy of those  instructions to Steel Partners II, in  care  of  MacKenzie  Partners,  Inc.,  so  that  we  will  be  aware  of all instructions  given  and can  attempt  to ensure  that  those  instructions  are followed.

                            SOLICITATION OF CONSENTS

         The solicitation of consents  pursuant to this consent  solicitation is being made by Steel Partners II.  Consents may be solicited by mail,  facsimile, telephone, telegraph, Internet, in person and by advertisements.

         Steel Partners II has retained MacKenzie Partners,  Inc.  ("MacKenzie")
for advisory services in connection with this solicitation,  for which MacKenzie will receive a fee not to exceed  $______,  together with  reimbursement  of its reasonable  out-of-pocket  expenses,  and will be  indemnified  against  certain liabilities  and  expenses,  including  certain  liabilities  under the  federal securities laws. In addition, under certain circumstances, MacKenzie may receive additional  amounts.  Steel Partners II will solicit consents from  individuals, brokers, banks, bank nominees and other institutional holders. Steel Partners II has  requested  banks,  brokerage  houses  and other  custodians,  nominees  and fiduciaries to forward all  solicitation  materials to the beneficial  owners of the Shares they hold of record.  Steel Partners II will  reimburse  these record holders  for  their  reasonable  out-of-pocket  expenses  in  so  doing.  It  is anticipated that MacKenzie will employ  approximately  ___ persons in connection with its services to Steel Partners II.

         The  entire  expense of  soliciting  consents  is being  borne by Steel
Partners II. If the Proposals are  approved,  Steel  Partners II intends to seek reimbursement of the costs of this solicitation  from Bairnco.  Unless otherwise

                                      -23-

required  by law,  Steel  Partners  II does not  currently  intend to submit the question  of  reimbursement  of the  costs  of  this  solicitation  to a vote of stockholders.  The costs of this consent solicitation are currently estimated to be  approximately  $_______.  Steel  Partners II estimates that through the date hereof,  its expenses in connection with this  solicitation are  approximately $
_______.

                          OTHER PARTICIPANT INFORMATION

         Each member of the Group is a participant in this solicitation.  Warren
G.  Lichtenstein is Chairman of the Board,  Secretary and the Managing Member of
Partners LLC, a Delaware limited liability company.  Partners LLC is the general partner of Steel Partners II. BZA is a wholly owned subsidiary of Steel Partners
II. Mr.  Lichtenstein  is the sole  executive  officer and  director of BZA. The principal  business of Mr.  Lichtenstein,  Partners LLC and Steel Partners II is
investing in the securities of small-cap companies.  BZA was formed for the sole purpose of serving as an  acquisition  vehicle  for Steel  Partners  II, with no current operations other than those incident to the Offer and this solicitation.
The principal business address of Mr. Lichtenstein, Partners LLC, Steel Partners
II and BZA is 590 Madison  Avenue,  32nd Floor,  New York, New York 10022. As of
the date hereof,  Steel Partners II is the beneficial owner of 1,110,200 Shares.
Partners LLC does not beneficially own any Shares on the date hereof,  except by virtue  of its role in Steel  Partners  II.  BZA does not  beneficially  own any
Shares on the date hereof.  Mr.  Lichtenstein  may be deemed to beneficially own the 1,110,200  Shares owned by Steel Partners II by virtue of his positions with
Partners  LLC. For  information  regarding  purchases and sales of securities of
Bairnco during the past two years by Steel Partners II, see Schedule II.

         To the extent the Proposals have an effect on the  consummation  of the
Offer and the Proposed Merger, the members of the Group may be deemed to have an interest in such  matters as a result of (i) Steel  Partners  II's  ownership of
1,110,200  Shares,  (ii) BZA being  the  offeror  in the  Offer and (iii)  Steel
Partners II and BZA being proposed parties to the Proposed Merger.

         On December  29,  2006,  the members of the Group  entered into a Joint
Filing and Solicitation  Agreement in which, among other things, (i) the parties agreed to the joint filing on behalf of each of them of  statements  on Schedule
13D with  respect to the  securities  of  Bairnco,  (ii) the  parties  agreed to solicit  written  consents  or proxies to elect the Steel  Nominees or any other person  designated  by the Group as  directors  of Bairnco and to take all other action necessary or advisable to achieve the foregoing (the "Solicitation"), and
(iii) Steel Partners II agreed to bear all expenses  incurred in connection with the  Group's  activities,  including  approved  expenses  incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

         Except as set forth in this Consent Statement  (including the Schedules hereto),  (i) during the past 10 years, no participant in this  solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);  (ii) no participant in this solicitation  directly or indirectly beneficially  owns any  securities  of  Bairnco;  (iii) no  participant  in this solicitation  owns any  securities  of Bairnco which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities  of Bairnco  during the past two years;  (v) no part of the  purchase price or market value of the  securities of Bairnco owned by any  participant in this solicitation is represented by funds borrowed or otherwise obtained for the

                                      -24-

purpose of acquiring or holding such  securities;  (vi) no  participant  in this solicitation  is,  or  within  the  past  year  was,  a party  to any  contract, arrangements or understandings with any person with respect to any securities of
Bairnco,  including,  but  not  limited  to,  joint  ventures,  loan  or  option arrangements,  puts or calls,  guarantees  against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or
indirectly,   any   securities  of  Bairnco;   (viii)  no  participant  in  this
solicitation owns  beneficially,  directly or indirectly,  any securities of any parent or subsidiary of Bairnco; (ix) no participant in this solicitation or any of  his/its  associates  was a party to any  transaction,  or series of  similar transactions,  since the beginning of Bairnco's  last fiscal year, or is a party to any currently proposed  transaction,  or series of similar  transactions,  to which Bairnco or any of its  subsidiaries  was or is to be a party, in which the amount involved exceeds $60,000;  (x) no participant in this solicitation or any of his/its  associates has any arrangement or understanding with any person with respect to any future  employment by Bairnco or its affiliates,  or with respect to any future transactions to which Bairnco or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an  arrangement or  understanding  pursuant to which the Steel
Nominees  are  proposed  to be elected  has a  substantial  interest,  direct or indirect,  by  security  holdings  or  otherwise  in any  matter  known to Steel
Partners II.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

APPRAISAL RIGHTS

         No  appraisal  rights are  available  in  connection  with this consent solicitation,  the Proposals or the Offer.  However,  if the Proposed  Merger is
subsequently consummated, stockholders who have not tendered their Shares in the
Offer  will have  certain  rights  under the DGCL to dissent  from the  Proposed
Merger and demand appraisal of, and to receive payment in cash of the fair value of,  their  Shares.  The  preservation  and  exercise of  dissenters'  rights in connection  with the  Proposed  Merger  will  require  strict  adherence  to the applicable provisions of the DGCL.

         EXECUTING  A GOLD  CONSENT  CARD IN  FAVOR  OF THE  PROPOSALS  WILL NOT
PREVENT A HOLDER OF SHARES  AFTER  CONSUMMATION  OF THE OFFER FROM  SUBSEQUENTLY
DEMANDING  APPRAISAL OF THOSE SHARES IN CONNECTION WITH THE  CONSUMMATION OF ANY
MERGER.

STOCKHOLDER PROPOSALS

         According to Bairnco's public filings,  any proposal that a stockholder desires to have included in its proxy  statement  and form of proxy  relating to the 2007 Annual  Meeting of  Stockholders  must have been received by Bairnco at its  executive  offices no later than  November  15,  2006.  Bairnco will not be required  to  include  in its  proxy  statement  or form of proxy a  stockholder proposal that is received after that date or which  otherwise  fails to meet the requirements for stockholder proposals established by Commission regulations. In addition,  if a  stockholder  intends to present a proposal  at the 2007  Annual
Meeting of  Stockholders  without the  inclusion  of that  proposal in Bairnco's proxy materials and written notice of the proposal is not received by Bairnco on or before January 26, 2007, or if Bairnco meets other requirements of Commission rules,  proxies  solicited by the Bairnco  Board for the 2007 Annual  Meeting of

                                      -25-

Stockholders will confer discretionary  authority to vote on the proposal at the meeting.  The  procedures  and deadlines for  submitting  stockholder  proposals contained in this paragraph are based on Bairnco's public filings and should not be  construed  as an admission  by Steel  Partners II that such  procedures  and deadlines are valid, and Steel Partners II reserves the right to challenge their validity.

OWNERSHIP OF MORE THAN 5% SECURITY HOLDERS AND MANAGEMENT

         See Schedule III for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the  management of
Bairnco.

INFORMATION CONCERNING BAIRNCO

         The information  concerning Bairnco contained in this Consent Statement and the  Schedules  attached  hereto  has been  taken  from,  or is based  upon, publicly  available  information.  Although  Steel Partners II does not have any information  that would indicate that any information  contained in this Consent
Statement  that has been taken from such  documents is inaccurate or incomplete,
Steel  Partners  II  does  not  take  any  responsibility  for the  accuracy  or completeness of such information.

                                            STEEL PARTNERS II, L.P.

                                            _________, 2007

                                      -26-

                                   SCHEDULE I

                               PROPOSED AMENDMENTS
                  TO THE AMENDED AND RESTATED BYLAWS OF BAIRNCO

             PROPOSED AMENDMENT OF BYLAWS TO FIX NUMBER OF DIRECTORS
                    SERVING ON THE BAIRNCO BOARD AT FIVE (5)

         Section 2 of Article III of the Amended and Restated  Bylaws of Bairnco
is amended by replacing the first sentence of such section with the following:

         "The  authorized  number  of  directors  shall be  fixed  at five  (5);
         provided,  however,  that such  number may be  increased  or  decreased pursuant to resolution of the Board."

     PROPOSED AMENDMENT OF BYLAWS TO ONLY ALLOW THE STOCKHOLDERS TO FILL ANY
               VACANCIES ON THE BAIRNCO BOARD RESULTING FROM THE
                    REMOVAL OF DIRECTORS BY THE STOCKHOLDERS

         Section 2 of Article III of the Amended and Restated  Bylaws of Bairnco
is amended by replacing the third sentence of such section with the following:

         "Vacancies and newly created directorships  resulting from any increase in the authorized  number of directors,  and any vacancies on the Board resulting  from death,  resignation,  disqualification,  removal (other than removal by the stockholders) or other cause shall be filled by the affirmative  vote of a  majority  of the  remaining  directors  then in office, even if less than a quorum of the Board, or by a sole remaining director,  and the  directors so chosen  shall hold office,  subject to
         Sections  9 and 10 of  Article  III of these  By-Laws,  until  the next
         Annual Meeting of stockholders  and until their  respective  successors are elected and  qualified.  Any vacancies on the Board  resulting from removal  by the  stockholders  may not be filled by the  directors  and shall only be filled by the affirmative vote of the stockholders of the
         Corporation  entitled to vote  generally in the election of  directors, voting  together as a single  class,  and the directors so chosen shall hold  office,  subject to  Sections  9 and 10 of  Article  III of these
         By-Laws,  until the next Annual Meeting of stockholders and until their respective successors are elected and qualified."

                                       I-1

                                   SCHEDULE II

                      TRANSACTIONS IN SECURITIES OF BAIRNCO
                            DURING THE PAST TWO YEARS

        Class             Quantity           Price Per            Date of
     of Security          Purchased          Share ($)            Purchase
-------------------  ------------------  ------------------  -------------------

                             STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
    Common Stock               200             10.45             03/17/2005
    Common Stock            45,300             10.46             03/18/2005
    Common Stock            20,900             10.47             03/21/2005
    Common Stock            39,300             10.50             06/28/2005
    Common Stock             6,200             10.75             06/30/2005
    Common Stock             5,000             10.75             07/01/2005
    Common Stock            39,000             10.78             08/17/2005
    Common Stock             8,900             10.80             08/18/2005
    Common Stock             5,000             10.85             09/16/2005

                                      II-1

                                  SCHEDULE III

   THE FOLLOWING TABLE IS REPRINTED FROM BAIRNCO'S SCHEDULE 14A FILED WITH THE
              SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2006

               COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The  following  table sets forth  information  as of February 17, 2006, regarding the  beneficial  ownership of Bairnco Common Stock by the only persons known to Bairnco to be the beneficial owners of more than 5% of Bairnco's issued and outstanding Common Stock:

                                  Amount and Nature         Percentage of Issued
                                    of Beneficial             and Outstanding
   Name and Address of               Ownership of             Common Stock on
     Beneficial Owner                Common Stock            February 17, 2006
--------------------------      --------------------        --------------------

Steel Partners II, L.P.
     590 Madison Avenue
     32nd Floor
     New York, NY 10022              1,110,200 (1)                15.28%

Marvin Schwartz
     605 Third Avenue
     New York, NY 10158                754,000                    10.38%

FMR Corp.
     82 Devonshire Street
     Boston, MA 02109                  676,573 (2)                 9.32%

Dimensional Fund Advisors Inc.
     1299 Ocean Avenue
     Santa Monica, CA 90401            487,238 (3)                 6.71%

Neuberger Berman, LLC
     605 Third Avenue
     New York, NY 10158                470,800 (4)                 6.48%

(1) Based on Schedule 13D filed on 9/16/05.

(2) Based on Schedule 13F filed on 2/14/06.

(3) Based on Schedule 13G filed on 2/6/06.

(4) Based on Schedule 13G filed on 2/15/06.

         The Company has retained the services of Neuberger Berman, LLC to serve as  investment  manager  with  respect to a portion of the assets in the Bairnco
Corporation  Retirement Plan.  Neuberger Berman, LLC is a registered  investment

                                      III-1

advisor  under the  Investment  Advisors  Act of 1940 and  serves as  investment advisor to numerous  individuals and retirement  plans.  Fees payable under this arrangement are customary for these services.

         The following table presents information regarding beneficial ownership of Bairnco  Common Stock by each member of the Board of Directors,  each nominee for election as a director,  each of the executive  officers of Bairnco named in the summary compensation table below and by all directors and executive officers of Bairnco as a group, as of February 17, 2006.

                                  Amount and Nature         Percentage of Issued
                                    of Beneficial             and Outstanding
                                     Ownership of             Common Stock on
Name of Individual or Group          Common Stock            February 17, 2006
--------------------------       --------------------        --------------------

Luke E. Fichthorn III                 435,498(1)                   6.00%
Kenneth L. Bayne                       20,000(2)                     (10)
Gerald L. DeGood                        4,834(3)                     (10)
Charles T. Foley                      255,102(4)                   3.51%
Lawrence C. Maingot                    18,059(5)                     (10)
Larry D. Smith                         39,442(6)                     (10)
James A. Wolf                           8,001(7)                     (10)
William F. Yelverton                   51,635(8)                     (10)
All executive officers and
directors as a group
(8 persons)                           832,571(9)                  11.46%

-----------------------
(1)      Includes 2,000 shares owned by Mrs. Fichthorn and 1,500 shares owned by two  trusts of which  Mr.  Fichthorn  is a  co-trustee.  Mr.  Fichthorn disclaims  beneficial  ownership of these shares.  Also includes shares that would be issued upon exercise of 83,334 vested  unexercised  stock options granted under the 1990 Bairnco Stock Option Plan, 37,500 vested unexercised  stock options  granted under the 2000 Bairnco Stock Option
         Plan, and 42,000 restricted shares granted under the 2000 Bairnco Stock
         Option Plan.

(2)      Includes 20,000  restricted  shares under the 2000 Bairnco Stock Option
         Plan.

(3)      Includes  shares that would be issued upon the exercise of 4,334 vested unexercised  stock options  granted under the 2000 Bairnco Stock Option
         Plan.

(4)      Includes  shares that would be issued upon the exercise of 6,001 vested unexercised  stock options  granted under the 1990 Bairnco Stock Option
         Plan and 4,001 vested  unexercised stock options granted under the 2000
         Bairnco Stock Option Plan.

(5)      Mr. Maingot  indirectly  owns 1,634 shares  through  ownership in trust under the Bairnco  Corporation  401(k) Savings Plan and 550 shares in a personal Individual Retirement Account (IRA). Also includes shares that would be issued upon the  exercise of 2,750  vested  unexercised  stock options  granted  under the 1990 Bairnco  Stock Option Plan,  and 1,125 vested unexercised stock options and 12,000 restricted shares under the
         2000 Bairnco Stock Option Plan.

                                      III-2

(6)      Mr. Smith indirectly owns 2,442 shares through ownership in trust under the Bairnco  Corporation 401(k) Savings Plan. Also includes shares that would be issued  upon  exercise  of  20,000  vested  unexercised  stock options  granted  under the 1990  Bairnco  Stock Option Plan and 17,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(7)      Includes  shares that would be issued upon the exercise of 7,001 vested unexercised stock options under the 2000 Bairnco Stock Option Plan.

(8)      Includes  shares that would be issued upon the exercise of 6,001 vested unexercised  stock options  granted under the 1990 Bairnco Stock Option
         Plan and 4,001 vested  unexercised stock options granted under the 2000
         Bairnco Stock Option Plan.

(9)      Includes a total of 3,500  shares  owned by the wives,  children  or in trusts or  custodial  accounts for  relatives of executive  officers or
         directors  but  as  to  which  each  executive   officer  or  director,
         respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 201,419 vested  unexercised  stock options  granted  under the 1990  Bairnco  Stock Option Plan and 53,795 vested  unexercised  stock options and 91,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(10)     The  percentage of shares owned by such  executive  officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

                                     III-3

                                    IMPORTANT

         Tell your Board what you think!  Your vote is important.  No matter how many  Shares  you own,  please  give  Steel  Partners  II your  consent  FOR the
Proposals described herein by taking three steps:

         o        SIGNING the enclosed GOLD consent card,

         o        DATING the enclosed GOLD consent card, and

         o        MAILING the  enclosed  GOLD consent card TODAY in the envelope provided  (no  postage  is  required  if mailed in the  United
                  States).

         If any of your Shares are held in the name of a brokerage  firm,  bank, bank  nominee or other  institution,  only it can vote such Shares and only upon receipt of your specific  instructions.  Accordingly,  please contact the person responsible  for your  account  and  instruct  that  person to execute  the GOLD consent card representing your Shares. Steel Partners II urges you to confirm in writing your  instructions  to Steel Partners II in care of MacKenzie  Partners,
Inc. at the address  provided  below so that Steel  Partners II will be aware of all  instructions  given and can  attempt to ensure that such  instructions  are followed.

         If you  have  any  questions  or  require  any  additional  information concerning this Consent Statement,  please contact MacKenzie  Partners,  Inc. at the address set forth below.

                                   MacKenzie
                                 Partners, Inc.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                          bairnco@mackenziepartners.com

                                       or

                          CALL TOLL FREE (800) 322-2885

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                             DATED DECEMBER 29, 2006

                                GOLD CONSENT CARD

                 CONSENT OF STOCKHOLDERS OF BAIRNCO CORPORATION

              THIS CONSENT IS SOLICITED BY STEEL PARTNERS II, L.P.

                  THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION
                         IS NOT SOLICITING THIS CONSENT

                                  C O N S E N T

         Unless otherwise  indicated  below,  the undersigned,  a stockholder of record of Bairnco  Corporation  (the  "Company")  on _______,  2007 (the "Record
Date"),  hereby  consents  pursuant to Section  228(a) of the  Delaware  General
Corporation  Law with  respect to all shares of common stock of the Company (the
"Shares") held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company.

CHECK THE  APPROPRIATE  BOX BELOW TO CONSENT OR WITHHOLD  CONSENT TO, OR ABSTAIN
FROM, THE PROPOSALS BELOW.

IF NO BOX IS MARKED FOR ANY PROPOSAL,  THE UNDERSIGNED WILL BE DEEMED TO CONSENT
TO SUCH PROPOSAL,  EXCEPT THAT THE UNDERSIGNED  WILL NOT BE DEEMED TO CONSENT TO
THE REMOVAL OF ANY CURRENT DIRECTOR OR TO THE ELECTION OF ANY NOMINEE WHOSE NAME
IS  WRITTEN-IN  IN THE SPACE  PROVIDED.  IN THE ABSENCE OF DISSENT OR ABSTENTION
BEING INDICATED  BELOW,  THE  UNDERSIGNED  HEREBY CONSENTS TO EACH ACTION LISTED
BELOW.

        IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS CONSENT CARD PROMPTLY!

                 - CONTINUED AND TO BE SIGNED ON REVERSE SIDE -

[X] PLEASE MARK VOTE AS IN THIS EXAMPLE

STEEL PARTNERS II, L.P.  ("STEEL  PARTNERS II")  RECOMMENDS  THAT YOU CONSENT TO
PROPOSALS 1, 2, 3 AND 4.

1.       Remove Luke E. Fichthorn III, Gerald L. DeGood, Charles T. Foley, James
         A. Wolf,  William F. Yelverton and any person (other than those elected by the consent  solicitation of Steel Partners II) elected or appointed to the Board of Directors of the Company by such  directors to fill any vacancy on the Board of Directors  of the Company or any  newly-created directorships.

 [_____]  CONSENTS            [_____]  WITHHOLD CONSENT        [_____]  ABSTAINS

INSTRUCTION:  TO CONSENT,  WITHHOLD  CONSENT OR ABSTAIN FROM  CONSENTING  TO THE
REMOVAL OF ALL THE PERSONS  NAMED IN PROPOSAL NO. 1, CHECK THE  APPROPRIATE  BOX
ABOVE.  IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN
PROPOSAL NO. 1, BUT NOT ALL OF THEM,  CHECK THE  "CONSENTS"  BOX ABOVE AND WRITE
THE NAME OF EACH SUCH  PERSON  YOU DO NOT WISH  REMOVED  IN THE  SPACE  PROVIDED
BELOW.

         --------------------------------------------------------------

2.       Amend  Section 2 of Article III of the Amended and  Restated  Bylaws of
         the Company (the  "Bylaws"),  as set forth on Schedule I to the Consent
         Statement of Steel Partners II, to fix the number of directors  serving on the Board of Directors of the Company at five (5).

 [_____]  CONSENTS            [_____]  WITHHOLD CONSENT        [_____]  ABSTAINS

3.       Amend Section 2 of Article III of the Bylaws,  as set forth on Schedule
         I to the Consent  Statement  of Steel  Partners II, to provide that any vacancies on the Board of Directors of the Company  resulting  from the removal  of  directors  by the  stockholders  may only be filled by the stockholders of the Company.

 [_____]  CONSENTS            [_____]  WITHHOLD CONSENT        [_____]  ABSTAINS

4.       Elect  Warren G.  Lichtenstein,  Hugh F.  Culverhouse,  John J. Quicke,
         Anthony  Bergamo  and Howard M.  Leitner to serve as  directors  of the
         Company  (or, if any such  nominee is unable or unwilling to serve as a director of the Company,  any other person  designated  as a nominee by the remaining nominee or nominees).

 [_____]  CONSENTS            [_____]  WITHHOLD CONSENT        [_____]  ABSTAINS

INSTRUCTION:  TO CONSENT,  WITHHOLD  CONSENT OR ABSTAIN FROM  CONSENTING  TO THE
ELECTION OF ALL THE PERSONS NAMED IN PROPOSAL NO. 4, CHECK THE  APPROPRIATE  BOX
ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN
PROPOSAL NO. 4, BUT NOT ALL OF THEM,  CHECK THE  "CONSENTS"  BOX ABOVE AND WRITE
THE NAME OF EACH SUCH  PERSON  YOU DO NOT WISH  ELECTED  IN THE  SPACE  PROVIDED
BELOW.

         --------------------------------------------------------------

THE  EFFECTIVENESS  OF EACH OF THE  ABOVE  PROPOSALS  IS  CONDITIONED  UPON  THE
EFFECTIVENESS OF THE OTHER PROPOSALS.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

                                            Date:
                                                  ------------------------------

                                            ------------------------------------
                                            Signature of Stockholder

                                            ------------------------------------
                                            Signature (if held jointly)

                                            ------------------------------------
                                            Name and Title of Representative (if applicable)

                                            IMPORTANT NOTE TO STOCKHOLDERS:

                                            Please sign  exactly as name appears
                                            hereon.  If the  shares  are held by
                                            joint   tenants   or  as   community
                                            property,  both  should  sign.  When
                                            signing as executor,  administrator,
                                            trustee,    guardian,    or    other
                                            representative,   please  give  full
                                            title. If a corporation, please sign
                                            in  full  corporate  name  by a duly
                                            authorized     officer.     If     a
                                            partnership,    please    sign    in
                                            partnership  name  by an  authorized
                                            person.